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                                                                 Exhibit 10.12

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                   LICENSE, ROYALTY AND DEVELOPMENT AGREEMENT

     AGREEMENT, dated as of the 1st day of September, 1993, by and between BIONEBRASKA, INC. (hereinafter referred to as "BN"), being a corporation under the laws of the State of Delaware, U.S.A., and CARLSBERG A/S (referred to as the "Licensor").

                              W I T N E S S E T H:

     WHEREAS, Licensor has invented novel methods for modifying proteins at the carboxyl terminus, including the amidation of peptides with transpeptidation techniques using genetically altered analogs of carboxypeptidase enzymes as more fully described in Appendix A hereto (referred to herein as the "Technologies"); and

     WHEREAS, the intention of BN is to develop and commercialize certain technologies and know-how which are to be applied relative to the expression and production of recombinant peptides, including amidated peptides; and

     WHEREAS, BN is prepared to take appropriate steps at its expense to file and prosecute in important jurisdictions, including the E.E.C. and the U.S., patent applications in Carlsberg's name (the "Applications") covering the novel inventions incorporated in the Technologies and to support further research programs at Carlsberg for the purpose of further developing the Technologies; and

     WHEREAS, Carlsberg is prepared to license to BN on an exclusive basis all of the novel Technologies which may be covered by patents (the "Patents") issued under the Applications in any and all jurisdictions where the Applications have been filed for use in the creation, production or other manipulation of proteins which are produced by genetically altered micro-organisms, plants or animals (referred to as the "Licensed Activities").

     NOW THEREFORE, in consideration of the past and future contributions of the Licensor to the Technologies and the mutual agreements herein contained, the parties hereto hereby agree as follows:

          1.   DEFINITIONS.

               Whenever used in this Agreement, the following terms shall have the following respective meanings, unless and except to the extent otherwise indicated by the context hereof:

               (a) "Net Sales" shall mean all revenues realized by BN from the sale of products and services to customers utilizing the Technologies covered by the Applications and the Patents for the Licensed Activities in the applicable jurisdictions, less in each case all returns, allowances, the costs of freight, packaging and insurance and any VAT or other turnover or sales

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taxes levied by any Jurisdiction on the BN's manufacture or sale of the product or service. For purposes of determining "Net Sales", a sale shall be deemed to have been made when payments are received from the customer by BN or by one of its distributors, marketers or controlled affiliates. The revenues received by BN in each applicable jurisdiction from the sale of (i) a service which is wholly, or substantially in part, attributable to the use of the Technologies covered by the Applications and the Patents for the Licensed Activities or (ii) a product which is, in whole or in substantial part, created through the use of the Technologies covered by the Applications and the Patents for the Licensed Activities shall be deemed to be Net Sales for the purposes hereof. For the purpose of this Agreement it is assumed that the invoiced prices are such prices as would be fixed by bona fide sellers and buyers negotiating at arm's length for the sale and purchase of products and services.

               (b) "Net Licensing Revenues" shall mean all licensing revenues, whether as down-payments, prepaid royalties or current royalties fees, which shall be received from independent sublicensees by BN relative to the licensing of the Technologies covered by the Applications and the Patents for the Licensed Activities in the applicable jurisdictions, less any income or other tax withheld or otherwise paid to any jurisdiction in respect of the same (other than income taxes paid in respect of the general operations of BN).

               (c) "Royalty Year" shall mean a calendar year, except that the first "Royalty Year" shall commence on the date that the aggregate of the Net Sales and Net Licensing Revenues of BN, as defined above, exceed the equivalent of [CONFIDENTIAL TREATMENT REQUESTED] on a cumulative basis.

          2. THE LICENSE. Upon the terms and conditions set forth herein, the Licensor hereby grants to BN, and BN hereby accepts, the exclusive right and license to utilize the Technologies covered by the Applications and the Patents in the rendering of services, the manufacture and sale of products and the further licensing of the Technologies under the Applications and the Patents for the Licensed Activities to others.

          BN shall exert reasonable efforts to obtain allowance and issuance of Patents from the Applications and to maintain such Patents and will pay all fees, costs and taxes necessary in this respect and to prevent lapse of any such Patent. In the event that for any reason BN shall determine not to pursue further any one or more applications which are part of the Applications or not to pay for the issuance or maintenance of one or more Patents which may issue pursuant to the Applications, then BN shall surrender all ownership of any such Application or Patent to the Licensor, in each case using reasonable efforts to afford the Licensor an opportunity to further pursue or maintain any such Application or Patent for their own accounts.

          3.   ROYALTY PAYMENTS.

               a) During the term hereof, BN shall pay to the Licensor royalties (referred to as "Royalties") during each Royalty Year equal to:

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     (i)  [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales of services by
BN during the Royalty Year;

     (ii) [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Human Growth Hormone Releasing Factor;

     (ii) [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of other proteins, such royalties to be negotiated in each case based upon the expected profit and royalty burdens expected to be realized and encountered. In the event of any failure to agree on a royalty rate for the particular product, upon application of either party hereto, that royalty rate shall be determined by arbitration as herein provided.

               (b) Also, during the term hereof, BN shall pay to Licensor during each Royalty year Royalties equal to [CONFIDENTIAL TREATMENT REQUESTED] of the Net Licensing Revenues received by BN during the Royalty Year.

               (c) The Royalties, payable pursuant to paragraphs (a) and (b) of this Section 3, shall be paid by BN to the Licensor at its principal office within a period of 150 days after the end of each Royalty Year. Simultaneously with each such payment of Royalties, BN shall furnish to Licensor a statement setting forth in reasonable detail the bases and data for the calculation of the Royalties being paid.

               (d) BN shall maintain appropriate books and records, in accordance with generally accepted accounting procedures, to document the calculation of Royalties payable hereunder for each Royalty Year. From time to time, the Licensor shall have the right, upon ten days' prior notice, to inspect such books and records at the place where such books and records shall be regularly kept, but only for the purpose of verifying such calculations and the amount of Royalties due to Licensor for the particular Royalty Year or Years and for no other purpose.

               (e) If and when it becomes necessary for BN to obtain licenses under one or more existing patents and patent applications belonging to a third party in order to practice the Technologies under this Agreement, BN shall inform Licensor thereof including the terms of such license. Licensor agrees to negotiate in good faith a reasonable reduction of the royalty rates under this Agreement to lessen such unforeseen financial burden provided, however, that such reasonable reduction shall never exceed [CONFIDENTIAL TREATMENT REQUESTED] of the applicable rates without reduction.

          4.   TERM AND RESEARCH SUPPORT.

               (a) This Agreement shall continue and remain in full force and effect in each jurisdiction where one or more Patents have issued under the Applications for the duration of any such Patents. In the event that no Patents shall issue in a particular jurisdiction, this Agreement shall have full force and effect for a period of ten years after the date hereof or a period of four years

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after the first commercial sale in such jurisdiction, whichever is the longer period, and shall terminate at the end of such period with respect to that jurisdiction. In the event that, after the elapse of five years from the date hereof, the Technologies are not covered by substantial claims under an issued Patent in a particular jurisdiction, and one or more third parties shall manufacture or sell products or services which would infringe the Applications or Patents which were expected to be obtained under the Applications or otherwise substantially compete with the products and services being offered by BN, or distributors or sublicensees of BN, in such jurisdiction, the provisions of this Agreement shall continue in full force and effect as provided herein; provided, however, that in any such situation the parties shall negotiate in good faith a reduction of the royalty fees provided for in Section 3 (a) and (b) hereof in light of such new circumstances.

               (b) For a period of at least five years from the date hereof, BN shall support a research program at Carlsberg Laboratory (the "Program") which shall cover the salary and benefit costs of one post doctorate scientist (the "Scientist") and the laboratory and travel expenses of the Scientist (such costs and such expenses not to exceed $45,000 and $15,000 per year respectively) The Program shall generally encompass research and development to enhance the utility of the Technologies in and for the Licensed Activities.

          5. LAW AND ARBITRATION. Unless otherwise agreed, this Agreement shall be governed by the laws of Denmark. Any controversy or dispute arising out of or relating to matters covered by, or the application of, this Agreement shall be settled by arbitration. Such arbitration shall be conducted in the English language and shall be carried out by three arbitrators (unless the parties can agree upon one arbitrator in which case there shall be one arbitrator) in Copenhagen, Denmark in accordance with the Rules of the International Chamber of Commerce, existing at the time of the arbitration. The fees and expenses of the arbitrators and the arbitration shall be shared equally by the parties. Pending completion of the arbitration, the parties shall proceed in good faith with the implementation of the programs contemplated by this Agreement and in accordance with this Agreement without prejudice to their respective positions in the arbitration.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                       FOR THE LICENSOR:

                                       CARLSBERG A/S  8 October 1993

                                       By /s/ Sven Petersen
                                          -----------------------------------
                                         (Authorized Signatory)

                                       BIONEBRASKA, INC.

                                       By /s/  Thomas R. Coolidge
                                          -----------------------------------
                                          (Authorized Signatory)

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                                                                    APPENDIX A

                   LICENSE, ROYALTY AND DEVELOPMENT AGREEMENT

                         DESCRIPTION OF THE TECHNOLOGIES

     Carlsberg has developed virtually all the technological understanding concerning the enzyme Carboxypeptidase Y. Most importantly workers at Carlsberg have purified the enzyme free of proteases and they have elucidated the bond specificity in the P1 and P1's positions. Furthermore, they have developed the utility of this enzyme for transpeptidation reactions which are useful in peptide synthesis.

     Recently, Professor James Remington at the University of Oregon in collaboration with Dr. Klaus Breddam has elucidated the x-ray structure of the enzyme and now has a clear understanding of the three dimensional structure of the active and catalytic sites of the enzyme. This information, which is planned to be submitted for publication soon, has allowed Dr. Klaus Breddam and coworkers to begin to develop site specific genetic mutants of the enzyme, in which a single amino acid is changed in the active site.
These mutants may or may not have altered catalytic activities. When many mutants are generated at a time by random genetic mutagenesis, mutant enzymes with unique specificities can be selected by screening the mutant organisms which produce the enzyme with specific substrates. Using this method, Breddam and his associates have produced mutants of CPDY having specificity for substrates poorly used by wild type CPDY.

     This same technology has been used by others to prepare mutants of other serine and cysteine proteases with altered activities for peptide substrates.

     What is new is that the mutants of CPDY also have altered specificities for transpeptidation reactions. Thus it is now possible to prepare genetically derived enzymes that will perform transpeptidation reactions having unique utility in preparing recombinant peptides.

     It may also be possible to prepare unique proteases mutants that will transfer small organic moieties other than L-amino acids or L-amino acid amides onto peptides and especially recombinant peptides.

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